                                                                    EXHIBIT 10.3

                                    [IAC
                          IRVINE APARTMENT COMMUNITIES
                                  LETTERHEAD]

February 26, 1998


Mr. James Mead
1979 Port Claridge Place
Newport Beach, CA 92660

Dear Jim:

This letter confirms the terms of your employment as approved by the Board of Directors on February 6, 1998. To ensure our mutual understanding, the basic provisions are:

Time Frame:         The terms of this employment agreement extend from January
                    1, 1998 to December 31, 2002.

Base Salary:        $20,833/month ($250,000 annual equivalency). During the five year term, you will be eligible for salary increases as approved by the Compensation Committee.

Cash Bonus:         You will be eligible to earn an annual payment of 0-100% of your base salary, based upon your performance and the Company's performance.

Stock Options:      You have been awarded 38,000 stock options on February 6,
                    1998 at an exercise price equivalent to the closing price of the stock on February 6, 1998 ($31.625 per share). In addition, you will be awarded 25,000 stock options in 1999 and 20,000 stock options in 2000, assuming your continued employment with the Company. All of these options will vest at the rate of one third each year over a three year period following their grant date.

Restricted Stock:   You have been awarded 20,000 shares of restricted stock in
                    1998, which will become eligible for vesting over a five year period at the rate of 0%, 20%, 20%, 20%, 40%, based on IAC's performance in achieving FAD per share targets as determined by the Compensation Committee for 1998 awards.

                    In addition, you will be awarded 10,000 shares of restricted stock in 1999, assuming continued employment. This award shall be eligible for vesting over a four year period at the rate of 0%, 20%, 20% 60% based upon achievement of FAD per share targets as determined by the Compensation Committee for 1999 awards.

James Mead
Page 2
February 26, 1998


                    In addition, you will be awarded 10,000 shares of restricted stock in 2000, assuming continued employment. This award shall be eligible for vesting over a three year period at the rate of 0%, 20%, 80% based upon achievement of FAD per share targets as determined by the Compensation Committee for 2000 awards.

                    Despite the accelerated vesting schedule of the 1999 and 2000 restricted stock awards, both of these awards will retain the normal five year opportunity for "catch-up" vesting of previously unearned shares. Specifically, all of the shares of the 1999 award may be earned by 2002; but any shares that are not earned by 2002 may still be earned by applying the FAD achieved in 2003 to the previous FAD targets for each vesting date. Similarly, all of the shares from the 2000 award that are still unearned by 2002, may still be earned by applying the FAD achieved in 2003 and 2004 to the previous FAD targets for each vesting date.

Dividend
Equivalents:        You will receive quarterly dividend equivalent payments on the shares of restricted stock in amounts, and at such times, as shareholders receive dividends on IAC shares.

Severance:          You will be provided with a payment of 24 months salary if your employment is terminated involuntarily prior to December 31, 2000. You will be provided with 18 months salary if your employment is terminated involuntarily between January 1, 2001 and December 31, 2002. However, severance will not be provided if your termination is for "just cause". A "just cause" employment termination shall exist in the following circumstances: (1) dishonesty, fraud or breach of trust, or (2) willful engagement in any misconduct in the performance of duties that materially injures the Company, or (3) willful and substantial non-performance of assigned duties, provided that such nonperformance has continued for more than ten days after the Company has given notice of such nonperformance and of its intention to terminate your employment because of such nonperformance.

Auto Allowance:     $700 per month.

Benefits:           You will continue to participate in corporate fringe
                    benefits programs (health, life insurance, etc.) as established by Company policy.

James Mead
Page 3
February 26, 1998


Your confirmation that the terms of your employment are accurately described above will be indicated by signing and returning the duplicate of this letter to me. If you have any questions, please do not hesitate to ask.

Sincerely,

[SIG]

William McFarland
President


I understand and accept that the terms of this employment letter are all inclusive and supersede all other verbal or written discussions of my terms of employment.

Signature:     [SIG]                           Date:   03/20/98
            -------------------------------            ------------
            James Mead